Exhibit 24

POWER OF ATTORNEY
Annual Report on Form 10-K for the Fiscal Year Ended
December 31, 2008

The undersigned directors of the following companies (each respectively the "Company")

Company	State of Incorporation
Public Service Company of Oklahoma	Oklahoma
Southwestern Electric Power Company	Delaware

do hereby constitute and appoint MICHAEL G. MORRIS, CHARLES E. ZEBULA and HOLLY K. KOEPPEL, and each of them, their attorneys-in-fact and agents, to execute for them, and in their names, and in any and all of their capacities, the Annual Report of the Company on Form 10-K, pursuant to Section 13 of the Securities Exchange Act of 1934, for the fiscal year ended December 31, 2008, and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform every act and thing required or necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF the undersigned have hereunto set their hands this 29th day of January, 2009.

/s/ Nicholas K. Akins	/s/ Michael G. Morris
Nicholas K. Akins	Michael G. Morris

/s/ Carl L. English	/s/ Richard E. Munczinski
Carl L. English	Richard E. Munczinski

/s/ John B. Keane	/s/ Robert P. Powers
John B. Keane	Robert P. Powers

/s/ Holly K. Koeppel	/s/ Susan Tomasky
Holly K. Koeppel	Susan Tomasky

/s/ Venita McCellon-Allen	/s/ Dennis E. Welch
Venita McCellon-Allen	Dennis E. Welch